Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP
ANNOUNCES ITS
RIGHTS OFFERING FULLY  SUBSCRIBED

Cranbury NJ – October 10, 2012....... 1ST Constitution Bancorp (Nasdaq: FCCY), parent company of 1ST Constitution Bank, today announced the successful completion of its rights offering, which expired on October 5, 2012.

1ST Constitution estimates it will receive gross proceeds of approximately $5.0 million, which based on holders of subscription rights who exercised their basic subscription rights in full and additional shares of Common Stock pursuant to the over subscription privilege, the rights offering was fully subscribed.  The Company also reported that the demand for its shares in the rights offering exceeded the available shares being offered by approximately 200,000 shares.

Accordingly, 1ST Constitution Bancorp expects to distribute a total of 555,555 shares of common stock to the holder of subscription rights who validly exercised their subscription rights and paid the subscription in full, including pursuant to the exercise of the over subscription privilege.

Robert F. Mangano, President and Chief Executive Officer, said, “The 1ST Constitution Bancorp Board of Directors extends its sincere appreciation to all shareholders who participated in, and contributed to the success of the rights offering.”

About the Company

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operate fourteen branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.